SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant
to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed
Pursuant to Rule 13d-2(b)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

CAPITAL AUTOMOTIVE REIT

(Name of Issuer)

COMMON SHARES OF BENEFICIAL INTEREST

(Title of Class of Securities)

139733-10-9

(CUSIP Number)

December 4, 2001

(Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[x]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

     *     The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 2 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Robert M. Rosenthal

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 3 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Marion Rosenthal

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 4 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Brooke Peterson

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 5 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Jane Cafritz

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 6 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Nancy Rosenthal

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 7 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Donald Bavely

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 8 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) James Burns

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 9 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) James Smith

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person IN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 10 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) 3400 Columbia Pike Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person PN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 11 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) 750 North Glebe Road Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person PN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 12 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) 8525 Leesburg Pike, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person PN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 13 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) RP Gaithersburg Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person PN

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 14 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Rosenthal and Daughters, L.L.C.

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person OO

SCHEDULE 13G
CUSIP No. 139733-10-9			Page 15 of 19 Pages

1.	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998

2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[x]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0 shares

		6.	Shared Voting Power 3,336,660 shares

		7.	Sole Dispositive Power 0 shares

		8.	Shared Dispositive Power 3,336,660 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,336,660 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.	Percent of Class Represented by Amount in Row 9

     12.61% (Based on 26,460,815 shares of Common Shares of Beneficial Interest outstanding as of January 21, 2002 according to a Form S-3 filed by the Issuer on January 22, 2002)

12.	Type of Reporting Person OO

SCHEDULE 13G
CUSIP No. 139733-10-9		Page 16 of 19 Pages

Item 1(a).	Name of Issuer:

Capital Automotive REIT.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1420 Spring Hill Road, Suite 525, McLean, Virginia 22102

Item 2(a).	Names of Persons Filing:

Item 1 on each of pages 2 through 15 is incorporated herein by reference.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o Rosenthal Automotive, 1100 South Glebe Road, Arlington, Virginia 22204

Item 2(c).	Citizenship:

Item 4 on each of pages 2 through 15 is incorporated herein by reference.

Item 2(d).	Title of Class of Securities:

Common Shares of Beneficial Interest

Item 2(e).	CUSIP Number:

139733-10-9

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person is a:

	(a)	[ ]	Broker or Dealer registered under Section 15 of the Exchange Act.

	(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	[ ]	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	[ ]	Investment Company registered under Section 8 of the Investment Company Act.

	(e)	[ ]	Investment Adviser, in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	[ ]	An employee benefit plan or endowment fund, in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	[ ]	Parent Holding Company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G).

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	[ ]	A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940.

	(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

SCHEDULE 13G
CUSIP No. 139733-10-9		Page 17 of 19 Pages

Item 4.	Ownership:

Items 5 through 9 and 11 on each of pages 2 through 15 are incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Item 1 on each of pages 2 through 15 is incorporated herein by reference.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the persons filing this statement expressly declares that the filing of this statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement. There are no contracts, arrangements or understandings with respect to the voting or disposition of the securities covered by this statement. Decisions respecting the disposition and/or voting of the securities covered by this statement reside in the respective individuals and the general partners, managing members and trustees of the entities that are reporting persons. However, the reporting persons are related in the following manner: Robert M. Rosenthal and Marion Rosenthal are husband and wife; Brooke Peterson, Jane Cafritz and Nancy Rosenthal are daughters of Robert and Marion Rosenthal; Donald Bavely, James Burns and James Smith are employees of business enterprises controlled by Robert M. Rosenthal; 3400 Columbia Pike Limited Partnership, 750 North Glebe Road Limited Partnership, 8525 Leesburg Pike, L.P., and RP Gaithersburg Limited Partnership are limited partnerships of which Robert M. Rosenthal is a general partner; Rosenthal and Daughters, L.L.C. is a limited liability company formed by Robert and Marion Rosenthal; and Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998, holds substantially all the membership interests in Rosenthal and Daughters, L.L.C. The reporting persons’ respective holdings have been aggregated solely for purposes of making the calculations required by this statement.

SCHEDULE 13G
CUSIP No. 139733-10-9		Page 18 of 19 Pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2002
(Date)

/s/ Robert M. Rosenthal
Robert M. Rosenthal

/s/ Marion Rosenthal
Marion Rosenthal

/s/ Brooke Peterson
Brooke Peterson

/s/ Jane Cafritz
Jane Cafritz

/s/ Nancy Rosenthal
Nancy Rosenthal

/s/ Donald Bavely
Donald Bavely

/s/ James Burns
James Burns

/s/ James Smith
James Smith

3400 Columbia Pike Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

3400 Columbia Pike Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

750 North Glebe Road Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

SCHEDULE 13G
CUSIP No. 139733-10-9		Page 19 of 19 Pages

8525 Leesburg Pike, L.P.

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

RP Gaithersburg Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

Rosenthal and Daughters, L.L.C.

By: /s/ Alfred H. Moses
Alfred H. Moses Manager

Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998

By: /s/ Donald Bavely
Donald Bavely Trustee

EXHIBIT 1

JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT is entered into as of February 14, 2002, by and among the parties signatory hereto:

     A.     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one joint statement and any amendments thereto need to be filed whether one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Exchange Act with respect to the same securities, provided that said persons agree in writing that such statement or any amendments thereto is filed on behalf of each of them.

     NOW, THEREFORE, the parties signatory hereto agree, in accordance with Rule 13d-1(k) under the Exchange Act, to file an amendment to a statement on Form 13G relating to their ownership of securities in Capital Automotive REIT and do hereby further agree that said amendment shall be filed on behalf of each of them.

     IN WITNESS WHEREOF, each of the parties hereto has executed or caused its authorized representative to execute this Joint Filing Agreement as of the day and year first above written.

/s/ Robert M. Rosenthal
Robert M. Rosenthal

/s/ Marion Rosenthal
Marion Rosenthal

/s/ Brooke Peterson
Brooke Peterson

/s/ Jane Cafritz
Jane Cafritz

/s/ Nancy Rosenthal
Nancy Rosenthal

/s/ Donald Bavely
Donald Bavely

/s/ James Burns
James Burns

/s/ James Smith
James Smith

3400 Columbia Pike Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

3400 Columbia Pike Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

750 North Glebe Road Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

8525 Leesburg Pike, L.P.

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

RP Gaithersburg Limited Partnership

By: /s/ Robert M. Rosenthal
Robert M. Rosenthal General Partner

Rosenthal and Daughters, L.L.C.
By: /s/ Alfred H. Moses
Alfred H. Moses Manager

Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998

By: /s/ Donald Bavely
Donald Bavely Trustee